NEWS RELEASE

VIAVI Announces Repurchase at Option of Holders of
0.625% Senior Convertible Notes due 2033

San Jose, Calif., July 18, 2018 - (NASDAQ: VIAV) Viavi Solutions Inc. (“VIAVI”) today announced that holders of its 0.625% Senior Convertible Notes due 2033 (CUSIP No. 46612J AF8) (the “Notes”) have the right to surrender their Notes for purchase by VIAVI pursuant to their option (the “Put Option”) under the Indenture governing the Notes, dated as of August 21, 2013 (the “Indenture”). The Put Option entitles each holder of the Notes to require VIAVI to purchase all or any part of such holder’s Notes on August 15, 2018 (the “Repurchase Date”), at a purchase price in cash (the “Repurchase Price”) equal to 100% of the principal amount of the Notes plus accrued and unpaid interest thereon to, but excluding, the Repurchase Date. As of July 18, 2018, there was $277,019,000 aggregate principal amount of the Notes outstanding. Pursuant to the terms of the Indenture, on August 15, 2018, VIAVI will pay the semi-annual interest due on the Notes through August 14, 2018, to holders of record on August 1, 2018, of all Notes in the usual manner regardless of whether the Put Option is exercised with respect to such Notes. As a result, there will be no accrued and unpaid interest payable on the Notes in connection with the Put Option.
The opportunity to surrender Notes for purchase pursuant to the Put Option commences today and expires at 5:00 p.m., New York City time, on August 14, 2018 (the “Expiration Date”), which is the first business day immediately preceding the Repurchase Date. In order to exercise the Put Option and receive the Repurchase Price, or validly withdraw Notes previously surrendered, a holder must follow the procedures set forth in the Company Repurchase Notice given by VIAVI today. VIAVI will accept for payment all validly surrendered and not validly withdrawn Notes promptly upon expiration of the Put Option. On or before 11:00 a.m., New York City time, on the Repurchase Date, VIAVI will deposit with the Paying Agent for the Notes an amount of cash sufficient to pay the aggregate Repurchase Price for all Notes that have been validly surrendered for repurchase and not validly withdrawn. Unless VIAVI defaults in repurchasing Notes validly surrendered pursuant to the Put Option and not validly withdrawn, interest on those Notes will cease to accrue on the Repurchase Date. Notes in respect of which the Put Option is exercised will not be convertible in accordance with their terms, if otherwise convertible, unless surrender of those Notes is validly withdrawn.
None of VIAVI or its board of directors or employees have made or are making any representation or recommendation to any holder as to whether to exercise the Put Option. Beneficial owners and holders should consult with their own financial and tax advisors and must make their own decision as to whether to exercise the Put Option and, if so, the principal amount of notes for which the Put Option should be exercised.
VIAVI has instructed Wells Fargo Bank, National Association, as the trustee for the Notes, to distribute the Company Repurchase Notice to all registered holders of the Notes. In addition, VIAVI will file the Company Repurchase Notice with a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission today. Copies of the Company Repurchase Notice and additional information relating to the procedure for the surrender of the Notes may be obtained from Wells Fargo Bank, National Association by calling 1 (800) 344-5128.

Forward-Looking Statements
This press release contains forward-looking statements that relate to risks and uncertainties that could cause actual results to differ materially from those projected. Such statements may include, without limitation, statements regarding the Put Option. These forward-looking statements are not guarantees of future performance and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied, including, without limitation, the following: (i) general market conditions, including market factors affecting the price of bonds and equity securities, (ii) the amount of cash generated from the business, (iii) prevailing interest rates, (iv) VIAVI’s expectations regarding how the Put Option will be financed and (v) the existence of alternative uses for VIAVI’s cash.
For more information on these and other risks affecting VIAVI’s business and any forward-looking statements, please refer to the “Risk Factors” section included in Part I, Item 1A of VIAVI’s Annual Report on Form 10-K for the year ended July 1, 2017 filed with the Securities and Exchange Commission (“SEC”) on August 29, 2017, and other reports filed from time to time with the SEC. The forward-looking statements contained in this news release are made as of the date hereof and VIAVI does not assume any obligation to update such statements.

About VIAVI Solutions
VIAVI (NASDAQ: VIAV) is a global provider of network test, monitoring and assurance solutions to communications service providers, enterprises, network equipment manufacturers, civil, government, military and avionics customers, supported by a worldwide channel community including VIAVI Velocity Partners. We deliver end-to-end visibility across physical, virtual and hybrid networks, enabling customers to optimize connectivity, quality of experience and profitability. VIAVI is also a leader in high performance thin film optical coatings, providing light management solutions to anti-counterfeiting, consumer electronics, automotive, defense and instrumentation markets. Learn more about VIAVI at www.viavisolutions.com. Follow us on VIAVI Perspectives, LinkedIn, Twitter, YouTube and Facebook.

Investors Contact:    Bill Ong, 408-404-4512; bill.ong@viavisolutions.com
Press Contact:    Amit Malhotra, 202-341-8624; amit.malhotra@viavisolutions.com

Source: VIAVI Financials